Exhibit 5

THE BANK OF NEW YORK

ONE WALL STREET

NEW YORK, NEW YORK 10286

June 15, 2006

The Bank of New York Company, Inc.

One Wall Street

New York, New York 10286

Dear Sirs:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) up to $1,000,000,000 principal amount of Senior Medium-Term Notes Series G and Senior Subordinated Medium-Term Notes Series H and (ii) up to $1,000,000,000 principal amount of Senior Medium-Term Notes Series H and Senior Subordinated Medium-Term Notes Series I (collectively, the “Securities”) of The Bank of New York Company, Inc., a New York corporation (the “Company”), the undersigned, as your counsel, has examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion, when the Securities have been duly executed and authenticated in accordance with the Indentures relating to the Securities and issued and sold as contemplated in the registration statement (File Nos. 333-134738 and 333-134738-01 through 333-134738-05), the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that each Indenture has been duly authorized, executed and delivered by the respective Trustee thereunder, an assumption which I have not independently verified.

The Bank of New York Company, Inc.

June 15, 2006

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated June 16, 2006 which upon filing will be incorporated by reference in the Prospectus dated June 5, 2006 as supplemented by two separate Prospectus Supplements dated June 15, 2006 relating to the Securities and to the reference to me under the heading “Legal Matters” in each such Prospectus Supplement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ Maria J. Petti
Maria J. Petti
Senior Counsel
The Bank of New York